FOR IMMEDIATE RELEASE

Contact:     Ashley B. Bloom
             Capitol First Corporation
             (561) 417-7115


                CAPITOL FIRST SIGNS PROJECT DEVELOPMENT AGREEMENT
                   FOR 250-ACRE TRACT A IN MAUMELLE, ARKANSAS
                            SITE DEVELOPMENT PLANNED


Boca Raton, Florida - October 26, 2004 - Capitol First Corporation (OTC Bulletin
Board: CFRC) today reported that it has entered into a Property Development Agreement with The Hathaway Group, based in Little Rock Arkansas, for the preliminary development of a 250 acre tract, known as Tract A, located in the master planned community of Maumelle, Arkansas and currently zoned for residential, multifamily and commercial use.

Acting as an owner's representative for Capitol Development of Arkansas, Inc., a wholly owned subsidiary of Capitol First Corporation, The Hathaway Group will be responsible for day-to-day coordination and project management, including preparation of a site plan that will be submitted for approval to the City of Maumelle. Should Capitol decide to develop the site, The Hathaway Group will coordinate and manage site development activities such as construction of on-site streets, utility line extensions and boundary street improvements to create lots for sale to residential or commercial developers.

Founded in 1976, The Hathaway Group assists companies, professionals and individuals with a wide range of real estate related services, including property management, development and consulting, as well as real estate brokerage.

"We are very  pleased  to  work with Jim Hathaway  and his team at  The Hathaway
Group as we believe they possess the necessary experience, contacts and reputation in the Maumelle area to assess and analyze the site development options for Tract A," said Ashley Bloom, Acting President of Capitol First Corporation. "We expect their project management expertise will help us to enhance the development opportunities of this property, which represents our core holding in the Maumelle area."


ABOUT CAPITOL FIRST
-------------------
Capitol First Corporation is a real estate development and finance company that along with its wholly owned subsidiaries, currently has residential and commercial land holdings in the master planned community of Maumelle, Arkansas, residential homesites in Lehigh Acres, Florida; equity interests in properties located in Lake Toxaway, North Carolina and Lighthouse Point, Florida, as well as participation in the funding of numerous development/construction loans. The Company is currently seeking to further expand its transaction base, focusing primarily on real estate, collateralized financial lending and related business opportunities in high-growth markets.


This press release contains forward-looking statements, which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.